Investor CONTACT:

Exabyte Corporation
Annette Smith,
Manager Marketing Communication
(303) 417-7695
annettes@exabyte.com

Exabyte® Announces Events to Celebrate Its 18th Year

Nationwide series to feature Exabyte founder and industry leader Juan Rodriguez

Boulder, CO - June 7, 2002 - Exabyte Corporation (NASDAQ: EXBT), a performance and value leader in tape backup systems, today announced that it is celebrating the beginning of its eighteenth-year with a nationwide series of special events intended for its customers and partners

Founded on June 5, 1985, the company launched its first product, the EXB-8200 tape drive, in November of 1987. The EXB-8200 featured more than 2.5 GB of uncompressed storage capacity (almost 10 times more capacity than the next largest tape drive available at the time). Since then, the company has sold more than 1.9 million tape drives to customers worldwide.

"Since Exabyte was started, it has been focused on market-leading innovative products that deliver performance, reliability, and value," said Juan Rodriguez, Chairman of the Board and Chief Technologist. "This focus has been the key to our longevity. Many other companies have entered and exited the tape drive marketplace, but we are here to stay. Exabyte is now the third oldest manufacturer of tape drives after IBM and StorageTek."

Rodriguez began his career at IBM's tape drive division, which he left in 1969 to be a founder of StorageTek, which became and still is a market leader for enterprise-class data storage systems. Rodriguez left StorageTek in 1985 to found Exabyte, where he directed the company's efforts to create a new category of affordable tape storage drives for the mid-range marketplace.

Rodriguez left Exabyte in 1992 and returned in 2001, when Exabyte merged with Ecrix Corporation, a privately held manufacturer of tape drives which he co-founded in 1996. Over his career, Rodriguez has received numerous recognitions and awards, and is an elected Fellow of the IEEE.

"Exabyte struggled in the mid-and late 1990's," stated Rodriguez. "I feel a great deal of satisfaction about being back at Exabyte and being part of the team that is working to return the company to its position as a market leader in tape storage. Recently, we hired Tom Ward, a highly respected business leader with a proven track record of success, as the new CEO of Exabyte. Since the beginning of the year, we have restructured the company to improve operating expenses and manufacturing costs, we have raised private equity financing, and we have secured a commitment for a new bank credit facility. "

Mr. Rodriguez also commented on the receipt by the company of a Nasdaq Staff Determination on June 4, indicating the Company failed to comply with the minimum one dollar bid price requirement for continued listing, as set forth in Marketplace Rule 4450(a)(5), and that its securities are, therefore, subject to delisting from the Nasdaq National Market, stating "We expected this notification letter, given the fact our share price has been hovering around a dollar. We have requested a hearing before a Nasdaq Listing Qualifications Panel to review this Staff Determination. Any delisting action is delayed until such time that the Panel makes determination, which could be many weeks out. In addition, while we can give no assurance the Panel will grant our request for continued listing, we very much look forward to sharing with the Panel the many positive things we are doing to enhance our shareholder value, as well as the recent performance of our stock price. We believe that the Nasdaq will look favorably upon our appeal."

This month, Exabyte launches a nationwide series of invitational events to celebrate the beginning of its eighteenth year. The events will bring together senior executives of Exabyte with customers and partners who have worked with the company over its history. The first event, an invitational dinner, is scheduled for 7 pm on June 11, 2002, at the Cabernet Restaurant in Atlanta, Georgia. Other events will be announced at a later date. Individuals interested in attending these events are invited to contact Annette Smith at 1-303-417-7695.

About Exabyte Corporation

Since 1987, when it introduced the world's first 8mm tape drive for data storage, Exabyte Corporation (NASDAQ: EXBT) has been recognized as a leading innovator in tape storage and automation. Exabyte tape solutions offer value, performance and reliability for midrange servers, workstations and computer networks. Exabyte products include Mammoth-2 (M2™), the first 8mm native Fibre Channel tape drive; VXA®-1, the first packet format tape drive; and the 110L™ autoloader, one of the first tape automation units for LTO™ (Ultrium™). Exabyte markets VXA, 8mm and MammothTape™ drives and automation for MammothTape, VXA, and LTO (Ultrium). Exabyte's worldwide network of distributors, resellers and OEMs includes IBM, Compaq, Fujitsu-Siemens, Bull, Apple Computer, Tech Data, Ingram Micro and Arrow Electronics.

For additional information, call 1-800-EXABYTE or visit www.exabyte.com. For investor relations inquiries, e-mail investor@exabyte.com.

The foregoing includes forward-looking statements related to the company's business prospects. Such statements are subject to one or more risks. Words such as "believes," "anticipates," "expects," "intends," "plans," "positions" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The actual results that the company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to customer dependence, economic conditions, market demand, equity and financing arrangements and other such risks as noted in the company's Form 10-K for the year ended December 31, 2001. Please refer to the company's Form 10-K for a description of such risks.

Exabyte is a registered trademark, and M2, MammothTape and Eliant are trademarks of Exabyte Corp. LTO and Ultrium are US trademarks of HP, IBM and Seagate. All other trademarks are the property of their respective owners.

2949949_1.DOC